                                                                      EXHIBIT 99

NEWS RELEASE
---------------------------------------------------------------- [LAYNE(R) LOGO]

                                         CONTACTS:  LAYNE CHRISTENSEN COMPANY
                                                    JERRY W. FANSKA
                                                    VICE PRESIDENT FINANCE
                                                    913-677-6858

THURSDAY, MAY 29, 2003


           LAYNE CHRISTENSEN REPORTS FISCAL 2004 FIRST QUARTER RESULTS

- NET INCOME FROM CONTINUING OPERATIONS OF $0.05 PER SHARE VERSUS $0.04 PER SHARE LAST YEAR.

-    MINERAL EXPLORATION MARKET SHOWS SIGNS OF RECOVERY - REVENUE UP 8.9%.

- COALBED METHANE EXPLORATION AND DEVELOPMENT EFFORTS ARE PROCEEDING AS PLANNED - GAS PRODUCTION EXPECTED IN SECOND QUARTER.

-    WATER REVENUES DECLINE 5.4% DUE TO WEAKNESS IN MUNICIPAL SECTOR.


--------------------------------------------------------------------------------
FINANCIAL DATA (a)                                       THREE MONTHS       %
---------------                                      -------------------
(in 000's, except per share data)                    4/30/03   4/30/02    CHANGE
--------------------------------------------------------------------------------
Net Revenues
  --Water Resources                                   $38,769   $40,998    (5.4)
  --Mineral Exploration                                14,056    12,904     8.9
  --Geoconstruction Services                            6,131     8,415   (27.1)
  --Energy Services and Production                      7,391     5,502    34.3
  --Products and Other                                      -       365  (100.0)
Gross Profit                                           18,204    18,860    (2.4)
Net Income from Continuing Operations                     619       440    40.7
Dilutive EPS                                              .05       .04    25.0
Weighted Average Shares Outstanding                    12,162    12,141     *
--------------------------------------------------------------------------------

(a)  Before discontinued operations and cumulative effect of accounting change

*    Not meaningful


--------------------------------------------------------------------------------

"We are pleased with Layne Christensen's year-over-year improvement in the first quarter. A weak municipal sector continued to negatively affect our water business, however, higher prices for precious metals benefited our mineral exploration activity. On coalbed methane projects, in which Layne Energy is a working interest partner, we continue to make steady progress."--
ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

                                     -more-

MISSION WOODS, KANSAS, MAY 29, 2003 - LAYNE CHRISTENSEN COMPANY (NASDAQ: LAYN), today announced net income from continuing operations for the first quarter ended April 30, 2003 of $619,000, or $0.05 per diluted share, compared to net income from continuing operations of $440,000, or $0.04 per diluted share in the same period last year. Revenues for the three months ended April 30, 2003 decreased $1,837,000, or 2.7%, to $66,347,000 compared to $68,184,000 the same period last year. The results are before discontinued operations and cumulative effect of accounting change.

"We are pleased with Layne Christensen's year-over-year improvement in the first quarter." said Andrew B. Schmitt, President and Chief Executive Officer. "A weak municipal sector continued to negatively affect our water business, however, higher prices for precious metals benefited our mineral exploration activity. On coalbed methane projects in which Layne Energy is a working interest partner, we continue to make steady progress."

Gross profit as a percentage of revenues was 27.4% for the three months ended April 30, 2003 compared to 27.7% for the three months ended April 30, 2002. The decrease in gross profit percentage was primarily attributable to pricing pressures associated with increased competition in certain markets served by the Company.

WATER RESOURCES DIVISION
(in thousands)

                                                  Three months ended
                                                        April 30,
                                                ----------------------
                                                 2003             2002
                                                 ----             ----
Revenues                                       $38,769          $40,998
Income from continuing operations                5,400            5,958


Water resources revenue decreased 5.4% to $38,769,000 from $40,998,000 for the three months ended April 30, 2003 and 2002. The decrease in revenue was primarily attributable to the continued impact of reduced municipal spending and the resulting competitive pressures in the Company's markets.

Income from continuing operations for the water resources division decreased 9.4% to $5,400,000 for the three months ended April 30, 2003, compared to $5,958,000 for the three months ended April 30, 2002. The decrease in income from continuing operations was the result of the impact of competitive pressures on job margins and start-up expenses related to the Company's groundwater transfer project in Texas.

MINERAL EXPLORATION DIVISION
(in thousands)

                                                    Three months ended
                                                          April 30,
                                                  -----------------------
                                                   2003             2002
                                                   ----             ----
Revenues                                         $14,056          $12,904
Loss from continuing operations                     (178)            (485)

Mineral exploration revenues increased 8.9% to $14,056,000 from $12,904,000 for the three months ended April 30, 2003 and 2002. The increase was primarily attributable to increased exploration activity in North America and West Africa due to higher precious metal prices, partially offset by downsizing the Company's operations in Zambia.

The loss from continuing operations for the mineral exploration division was $178,000 for the three months ended April 30, 2003, compared to a loss from continuing operations of $485,000 for the three months ended April 30, 2002. The reduced loss in the division reflects the increased activity levels noted above and lower depreciation related to assets fully depreciated in prior periods, partially offset by increased expenses in Australia to bring equipment into compliance with recently enacted changes to local transportation requirements.

GEOCONSTRUCTION SERVICES DIVISION
(in thousands)

                                                    Three months ended
                                                          April 30,
                                                  -----------------------
                                                   2003             2002
                                                   ----             ----
Revenues                                          $6,131           $8,415
Income from continuing operations                    262            1,341

Geoconstruction services revenues decreased 27.1% to $6,131,000 for the three months ended April 30, 2003, compared to $8,415,000 for the three months ended April 30, 2002. The decrease was attributable to delays in commencing work on certain public sector projects.

The geoconstruction services division had income from continuing operations of $262,000 for the three months ended April 30, 2003, compared to $1,341,000 for the three months ended April 30, 2002. The decrease in income from continuing operations was primarily the result of reduced profit associated with lower volume.

ENERGY SERVICES AND PRODUCTION DIVISION
(in thousands)

                                                      Three months ended
                                                            April 30,
                                                    -----------------------
                                                     2003             2002
                                                     ----             ----
Revenues                                            $7,391           $5,502
Loss from continuing operations                       (319)            (847)

Energy services revenues increased 34.3% to $7,391,000 for the three months ended April 30, 2003, compared to revenues of $5,502,000 for the three months ended April 30, 2002. The increase in revenue was primarily attributable to an increase in tar sands activity in Canada and increased third-party coalbed methane exploration drilling in the United States.

The loss from continuing operations for the energy services and production division was $319,000 for the three months ended April 30, 2003, compared to a loss from continuing operations of $847,000 for the three months ended April 30, 2002. The continued loss, despite higher revenues, was the result of costs associated with complications on a drilling project in Canada and a still weak energy service market in the Gulf of Mexico region.

OUTLOOK

Looking ahead to the second quarter, Schmitt pointed to several challenges and opportunities. "We have recently reduced headcount for the second time in the past six months. This latest reduction will result in second quarter charges for severance and related benefits that could amount to approximately $1.5 million. In the second quarter we expect water resources revenues to be down as much as 10%. The issues facing the water industry are how much the municipal sector spending declines and how long it lasts. The second quarter for our minerals exploration division, buoyed by increased precious metal pieces, should be better year-over-year in both revenue and earnings. Baring no further scheduling delays, our geoconstruction division should have a much improved second quarter with revenue up potentially 20-25% and profits up approximately 2-3 times from the first quarter. In our energy division, we hope to have improved results in both revenue and earnings in the second quarter as we are beginning to see the first indication of a pickup in service activity in the Gulf of Mexico. We are also seeing growing demand for coalbed methane and shallow conventional gas drilling in the United States. The amount of improvement in our minerals, geoconstruction and energy division results will be key to offsetting severance related charges and declines in second quarter water activity."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including, but not limited to, prevailing prices for various metals and unanticipated slowdowns in the Company's major markets. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those currently estimated. These statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)

                                                                                          Three Months
                                                                                         Ended April 30,
                                                                                          (unaudited)
                                                                             ---------------------------------
                                                                                 2003                 2002
                                                                             ------------         ------------
Revenues                                                                     $     66,347         $     68,184
Cost of revenues (exclusive of depreciation shown below)                           48,143               49,324
                                                                             ------------         ------------
Gross profit                                                                       18,204               18,860
Selling, general and administrative expenses                                       13,257               13,653
Depreciation and amortization                                                       3,386                3,826
Other income (expense):
  Equity in earnings of affiliates                                                     92                  272
  Interest                                                                           (559)                (601)
  Other, net                                                                          279                  (51)
                                                                             ------------         ------------
Income from continuing operations before income taxes                               1,373                1,001
Income tax expense                                                                    810                  528
Minority interest                                                                      56                  (33)
                                                                             ------------         ------------
Net income from continuing operations before discontinued
  operations and cumulative effect of accounting change                               619                  440
Loss from discontinued operations, net of income taxes of ($119)                       --                 (189)
                                                                             ------------         ------------
Net income before cumulative effect of accounting change                              619                  251
Cumulative effect of accounting change, net of income taxes of $5,796                  --              (14,429)
                                                                             ------------         ------------
Net income (loss)                                                            $        619         $    (14,178)
                                                                             ============         ============

Basic income (loss) per share:
  Net income from continuing operations                                      $       0.05         $       0.04
  Loss from discontinued operations, net of tax                                        --                (0.02)
                                                                             ------------         ------------
  Net income before cumulative effect of accounting change                           0.05                 0.02
  Cumulative effect of accounting change, net of tax                                   --                (1.23)
                                                                             ------------         ------------
Net income (loss) per share                                                  $       0.05         $      (1.21)
                                                                             ============         ============
Diluted income (loss) per share:
  Net income from continuing operations                                      $       0.05         $       0.04
  Loss from discontinued operations,  net of tax                                       --                (0.02)
                                                                             ------------         ------------
  Net income before cumulative effect of accounting change                           0.05                 0.02
  Cumulative effect of accounting change, net of tax                                   --                (1.19)
                                                                             ------------         ------------
Net income (loss) per share                                                  $       0.05         $      (1.17)
                                                                             ============         ============

Weighted average shares outstanding                                            11,903,000           11,758,000
Dilutive stock options                                                            259,000              383,000
                                                                             ------------         ------------
                                                                               12,162,000           12,141,000
                                                                             ============         ============